Elizabeth C. Brown Senior Vice President and Chief Human Resources Officer T +1 410.531.4664 M +1 410.531.4233 elizabeth.brown@grace.com W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

November 13, 2020

Cherée Johnson

Dear Cherée:

This letter specifies the terms of your employment with W. R. Grace & Co. (the “Company”), as approved by the Board of Directors (the “Board”) of the Company and/or the Compensation Committee of the Board, as applicable. I am very pleased that you have agreed to join the Company and believe that you will make a valuable contribution to the Company’s future.

If you accept the terms of this letter, please sign where indicated below and return a copy to me.

Position and Responsibilities
You will join the Company as an employee on January 11, 2021, or another date around that time as agreed by you and the Company. Effective upon joining the Company, you will assume the position of “Senior Vice President, General Counsel and Secretary”, with the responsibility of assisting in the management of all Legal functions at the Company (and of its subsidiary, W. R. Grace & Co.-Conn.) and report directly to Hudson La Force, the Company’s President and Chief Executive Officer. We anticipate that the Board will elect you as an Executive Officer at the January 21, 2021 Board meeting. (As all other Company employees, you will be employed by W. R. Grace & Co.-Conn., a 100% owned subsidiary of the Company, but will be elected an officer of both W. R. Grace & Co. and W. R. Grace & Co.-Conn.). Your office will be located at the Company’s headquarters in Columbia, Maryland.
At all times, you will be an employee of the Company “at will” with no definite term of employment, and you will be subject to the same requirements as other salaried employees of the Company, except as provided under this letter.
Compensation
Upon joining the Company, you will be entitled to the following:
Your initial annual base salary will be $400,000. This position is considered a salaried exempt position. You will be paid monthly on the 12th of each month.

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1.Your base salary will be subject to periodic review at the same intervals applicable to other similarly situated Grace salaried employees, generally every 18 to 24 months. Performance reviews will be conducted annually.

2.Your salary will cease to accrue immediately upon your termination of employment with the Company, regardless of the reason for such termination.

3.You will participate in the Company’s Annual Incentive Compensation Program (the “AICP”) for 2021. For that calendar year, your targeted award under the Program will be 70% of your annual base salary, based on the applicable financial performance of the Company and your individual performance during that year, subject to the terms of the Program. The cash payment you may receive under the AICP for 2021 will be prorated based upon the period of time of your active employment with Grace during the 2020 calendar year.

We also anticipate that your targeted award under future AICP Programs will be no less than 70% of your annual base salary for the applicable calendar year, pending of course any redesign of the Program in the future by the Company’s Board or its Compensation Committee. The design of AICP bonuses will be determined by the Company, and there are no guarantees with respect to how any design changes will affect future AICP bonus payments to you.

4.You will receive a sign-on bonus of $100,000, paid to you within 30 days of your first day of employment, subject to re-payment provisions if you should leave the Company voluntarily within the first year of employment. Your sign on bonus is subject to state and federal taxes where applicable.

5.You will receive a sign-on grant of “restricted stock units” on Grace Stock (“RSUs”) valued at $300,000. The RSUs will vest in equal tranches on the first and second anniversary of the date of grant, provided you are employed by the Company on that date. The actual number of RSUs granted to you under your award will be calculated as follows: the appropriate dollar value of the RSU award divided by the “market price” of a share of Grace’s common stock on the date of grant. In the event of an involuntary termination, any unvested RSUs will vest. You will receive further information in the grant documents that will be provided after your hire.
Long Term Incentive Compensation
You will be eligible to receive a grant under the Company’s Long-Term Incentive Plan in February 2021 (the “2021 LTIP”), with a total targeted award value of $450,000. The design of the Program is still being determined and you will receive this grant at the same time other eligible Company employees receive a 2021 LTIP grant. You will receive further information regarding the terms of the 2021 LTIP in a separate memo.
Future LTIP awards will be based on your performance, the program design, and other factors deemed appropriate by senior management and the Board. The timing and terms of any LTIP award will be the same as the terms governing the awards of the other participants in the Company. All LTIP awards are subject to the approval of the Compensation Committee of the Board of Directors.

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Stock Ownership Guidelines
In order to ensure· that the long-term financial interests of our directors and key executives are fully aligned with the long-term interests of our stockholders, our Board of Directors has implemented stock ownership guidelines. The stock ownership guideline for your position is 3X base salary and you will have five years from your date of hire to comply with the guideline.
Severance Coverage
Upon joining the Company, you will be covered by the Severance Plan for Leadership Team Officers of Grace. A copy of that Plan is enclosed for your reference.
Executive Severance Arrangement (Change-In-Control)
When, as anticipated, the Board elects you as an executive officer, the Company will enter into a written Executive Severance Agreement, or a so-called “golden parachute”, with you. In general, the terms of that agreement will provide for a severance payment of 3.0 times the sum of your annual base salary plus your targeted annual incentive compensation award (adjusted in accordance with the terms of that agreement), and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company. The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company. You will be provided with that agreement under separate cover.
Executive Physical
You will also be eligible for an annual “executive physical” performed at Johns Hopkins Hospital in Baltimore, at Company expense. The terms of the physical will be the same as applicable to other elected officers of the Company based in Maryland.
Vacation
You will be eligible for 20 days of paid vacation, in addition to the normal observed holidays and floating holidays. Your vacation will not be prorated for 2021 based on your intended start date.
Other Benefit Programs
You will also be eligible to participate in the benefit plans and programs generally available to similarly situated employees and officers of the Company (subject to the continuation of the plans and programs, and as amended from time to time). I have included a summary of Grace’s benefits plans currently provided to salaried employees.
Pre-employment Requirements
Prior to joining Grace, you will be required to undergo a drug screening test. Please send the following information to Ann Goluboff R.N., in our Medical Department at ann.goluboff@grace.com to schedule an appointment locally in your area: Name, Address, Work Location, Position, Phone Number, Start Date and Email address.
This offer of employment is contingent upon successfully completing the drug screening test, background check, and your provided documentation establishing your eligibility to work in the United

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States. Upon acceptance of your offer, you will need to schedule and take your drug screen within 5 business days or offer will be null and void.
Acceptance of this offer indicates that you will be an employee “at will” of Grace and commits neither you nor Grace to any duration of employment. You will have the same responsibilities, and be subject to the same requirements, as other similarly situated Grace salaried employees.
New Hire Information
Upon written acceptance of this offer, you will receive a “Welcome to Grace” email from our Onboarding system with instructions on how to access our Global Onboarding and Orientation System. This email will include important information regarding the I-9 process. Please log in as soon as possible to begin your onboarding tasks for this will expedite your onboarding to Grace. We look forward to having you join our organization, and we know that you will be a valuable addition to Grace. Please acknowledge acceptance of this offer below and return a signed copy to my attention along with the signed New Hire Agreement. Should you have any questions, please email Stephanie Wheeler at Stephanie.Wheeler@grace.com.
Confidentiality and Non-Compete
In addition, as a condition of commencing employment, you will be required to sign the Company’s New Hire Officer Agreement, a copy of which is enclosed, and which includes provisions regarding the confidentiality of Company information, and non-competition and other provisions.
Indemnification
The Company shall, to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties as an officer or employee of the Company. In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company’s performance of (or failure to perform) any commitment made to you under this letter. The Company shall obtain such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.
Miscellaneous
Cherée, in consideration of your employment by the Company, in the future, effective upon your cessation of employment with the Company or at any other time at the request of the Company, you agree that you will resign as a director, partner, officer and/or any other position of each direct or indirect subsidiary of the Company and/or of any other business entity directly or indirectly controlled by the Company, and to transfer to the Company any stock or other interest in any such subsidiary or business entity (which you may hold as a result of your employment with the Company). Also, at the request of the Company, and at its cost, you agree to execute any statement or document, or take such other action, to effectuate such resignations and transfers. (Note, this provision does not apply to any equity you may hold in the Company, only to direct or indirect subsidiaries of the Company.) You also agree to

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return all Company property to the Company, effective upon your cessation of employment or at any other time at the request of the Company.
This letter is intended to summarize certain benefits that you will be entitled to under benefit plans and policies of Grace as a result of your employment by Grace in the capacity specified. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of such plans and policies. In the event of any conflict between this letter and such plans and policies, the terms of such plans and policies will control. This letter does not give rise to any legal obligations on the part of Grace beyond those specified in such plans and policies.
Cherée, again, we are very excited about your decision to join Grace and look forward to a productive and rewarding relationship.

Sincerely,

/s/ Elizabeth C. Brown
Elizabeth C. Brown
Senior Vice President and Chief Human Resources Officer

ACCEPTED:
/s/ Cherée Johnson
Date: 11/16/20

Enclosures
cc: H. La Force

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